UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2007

AMERICAN LEISURE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-48312	75-2877111
(State or other jurisdiction File Number)	(Commission Identification No.)	(IRS Employer of incorporation)

2460 Sand Lake Road, Orlando, FL, 32809
(Address of principal executive offices)(Zip Code)

Registrant's telephone number, including area code (407) 251-2240

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.01 CHANGES IN CONTROL OF REGISTRANT.

An entity controlled by Roger Maddock, a significant shareholder of American Leisure Holdings, Inc. (“we,” “us,” and the “Company”), is contemplating entering into a Share Purchase Agreement with a newly formed British Virgin Islands company (“BVI”). Pursuant to the proposed Share Purchase Agreement, the entity’s sole shareholder will agree to sell all or a significant portion of its outstanding shares of stock to BVI in consideration for repayment and assumption of certain debt obligations. This sale is contingent upon and will be simultaneous with the shares of BVI being admitted for trading on the AIM (Alternative Investment Market) market in London, England (the “Admission”).

Additionally, we understand that conditioned upon and simultaneous with Admission (of which there can be no assurance), two groups of our significant shareholders, including several of our officers and Directors, may negotiate and enter into share exchange agreements with BVI, whereby such shareholders would exchange shares of our issued common stock, by way of transfer to BVI, in exchange for the issuance of shares of BVI and after all of these transactions, BVI would own approximately 90% of our common stock.. We understand that as a result of all of the contemplated transactions, BVI expects to provide additional working capital of more than $40 million for the benefit of our Tierra del Sol Resort in Orlando, to enable it to accelerate the development of certain Tierra del Sol amenities and the acceleration of its current development program in order to open the resort in the Spring of 2008; however, we can provide no assurance that such funds will be available, as their availability is contingent on among other things, the successful completion of such transactions. We also understand that BVI may also purchase all of our outstanding preferred stock. It is also anticipated that certain of our current officers and Directors will also become officers and Directors of BVI; that we will continue to be a publicly reporting company; and that we will continue to trade our securities on the Over-The-Counter Bulletin Board, after the Share Exchange Agreements and Share Purchase Agreement with BVI are effected, (of which there can be no assurance).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN LEISURE HOLDINGS, INC.

Dated: July 11, 2007	By:	/s/ Malcolm J. Wright
Malcolm J. Wright Chief Executive Officer